Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com
FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Third-Quarter 2013 Financial Results
CHICAGO, November 4, 2013 — CME Group Inc. (NASDAQ: CME) today reported revenues of $715 million and operating income of $401 million for the third quarter of 2013. Net income attributable to CME Group was $237 million and diluted earnings per share was $0.71. Excluding items noted in the reconciliation, adjusted earnings per share would have been $0.75.1

“Our business continued to trend positively in the third quarter, as demand for our products increased in several major categories, most notably our over-the-counter interest rate swap clearing,” said CME Group Executive Chairman and President Terry Duffy.  “We experienced an increase in dealer-to-client market share from 5 percent in the first quarter of this year to 31 percent in the third quarter, in addition to approaching 50 percent of open interest.  This is due to our strong value proposition and product expansion.  Now that the three waves of the Dodd-Frank clearing mandate are completed, the market is shifting from a compliance phase to an optimization phase.  Going forward, our interest rate complex will continue to benefit from our success in OTC clearing.”

“Third-quarter 2013 top-line results included substantial progress in our core business as well as expansion in over-the-counter clearing,” said CME Group Chief Executive Officer Phupinder Gill. “Average daily volume was up 11 percent, driven primarily by continued strong performance in our interest rate and metal complexes, as well as strong growth in our options products, which increased by 31 percent. In addition, our efforts to grow the business globally continue to take root. Electronic trading volumes outside the United States grew 16 percent, with volumes up 23 percent in Latin America, 22 percent in Asia and 15 percent in Europe compared with third-quarter 2012.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.
- more -

    Third-quarter 2013 average daily volume was 12.0 million contracts, up 11 percent from third-quarter 2012, and included 29 percent growth in interest rate volume and 10 percent growth in metal volume. Clearing and transaction fee revenues were $598 million, up 6 percent compared with the same period last year. Third-quarter total average rate per contract was 76.2 cents, up from 74.8 cents in second-quarter 2013, driven primarily by strong higher paying, non-member participation during third-quarter relative to last quarter.

CME Group will hold a conference call to discuss third-quarter 2013 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.
CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and
- more -

offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, including any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the continued uncertainty in the financial markets; our ability to accommodate increases in contract volume and order transaction traffic without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.
# # #

CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$2,065.0	$1,604.7
Marketable securities	65.0	56.6
Accounts receivable, net of allowance	311.9	267.5
Other current assets (includes $40.0 in restricted cash)	413.4	204.3
Cash performance bonds and guaranty fund contributions	16,192.8	6,584.8
Total current assets	19,048.1	8,717.9
Property, net of accumulated depreciation and amortization	714.2	724.0
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,776.2	2,853.7
Goodwill	7,569.0	7,566.9
Other assets (includes $72.8 and $73.0 in restricted cash)	1,697.1	1,825.4
Total Assets	$48,979.9	$38,863.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41.0	$41.7
Short-term debt	749.7	749.7
Other current liabilities	229.7	240.7
Cash performance bonds and guaranty fund contributions	16,192.8	6,584.8
Total current liabilities	17,213.2	7,616.9
Long-term debt	2,107.0	2,106.8
Deferred income tax liabilities, net	7,306.5	7,413.3
Other liabilities	375.3	220.5
Total Liabilities	27,002.0	17,357.5
Redeemable non-controlling interest	—	80.8
CME Group shareholders’ equity	21,972.3	21,419.1
Non-controlling interest	5.6	5.8
Total Equity	21,977.9	21,424.9
Total Liabilities and Equity	$48,979.9	$38,863.2

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Clearing and transaction fees	$597.9	$562.2	$1,883.6	$1,826.9
Market data and information services	78.6	82.8	238.9	307.8
Access and communication fees	20.3	23.2	62.4	65.5
Other	17.8	15.0	64.4	53.5
Total Revenues	714.6	683.2	2,249.3	2,253.7
Expenses
Compensation and benefits	134.0	117.5	392.3	383.7
Communications	9.2	9.8	26.7	30.8
Technology support services	13.4	11.8	39.6	36.7
Professional fees and outside services	35.6	26.7	85.4	99.2
Amortization of purchased intangibles	25.6	26.2	77.4	90.3
Depreciation and amortization	35.0	34.5	100.8	103.0
Occupancy and building operations	19.2	18.8	56.7	57.8
Licensing and other fee agreements	25.7	19.2	73.8	63.2
Other	16.4	22.7	82.8	72.6
Total Expenses	314.1	287.2	935.5	937.3
Operating Income	400.5	396.0	1,313.8	1,316.4
Non-Operating Income (Expense)
Investment income	12.6	13.1	34.9	31.3
Interest and other borrowing costs	(34.6)	(30.2)	(112.8)	(88.2)
Equity in net gains (losses) of unconsolidated subsidiaries	20.4	16.5	58.1	14.8
Other non-operating income (expense)	—	0.4	—	65.6
Total Non-Operating	(1.6)	(0.2)	(19.8)	23.5
Income before Income Taxes	398.9	395.8	1,294.0	1,339.9
Income tax provision	162.6	176.9	509.0	601.3
Net Income	236.3	218.9	785.0	738.6
Less: net income (loss) attributable to non-controlling interests	(0.4)	0.9	1.3	9.1
Net Income Attributable to CME Group	$236.7	$218.0	$783.7	$729.5
Earnings per Common Share Attributable to CME Group:
Basic	$0.71	$0.66	$2.36	$2.20
Diluted	0.71	0.66	2.35	2.20
Weighted Average Number of Common Shares:
Basic	332,763	331,377	332,355	331,091
Diluted	334,674	332,458	334,055	332,147

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Trading Days	63	64	60	64	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Interest rate	4,514	4,094	5,656	6,828	5,839
Equity	2,391	2,532	2,608	3,079	2,408
Foreign exchange	846	767	1,010	1,042	792
Energy	1,590	1,489	1,730	1,796	1,609
Agricultural commodity	1,171	982	1,084	1,106	1,009
Metal	327	324	396	471	360
Total	10,839	10,188	12,484	14,323	12,018
Venue
Electronic	9,293	8,899	10,908	12,457	10,199
Open outcry	979	751	885	1,134	1,173
Privately negotiated*	566	539	691	731	646
Total	10,839	10,188	12,484	14,323	12,018
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Interest rate	$0.481	$0.494	$0.468	$0.455	$0.484
Equity	0.685	0.697	0.691	0.714	0.695
Foreign exchange	0.808	0.835	0.848	0.826	0.819
Energy	1.473	1.487	1.390	1.260	1.300
Agricultural commodity	1.301	1.298	1.318	1.378	1.323
Metal	1.693	1.709	1.656	1.613	1.626
Average RPC	$0.822	$0.831	$0.785	$0.748	$0.762
Note: Fourth-quarter 2012 and first-quarter 2013 volume and RPC data does not include volume and revenue from our acquisition of the Kansas City Board of Trade completed on November 30, 2012. Kansas City Board of Trade average daily volume for first-quarter 2013 totaled 24,579.
*The privately negotiated venue average daily volume includes both traditional block trades as well as what was historically categorized as CME ClearPort. Going forward there will no longer be a break out for CME ClearPort.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
September 30, 2013
GAAP Net Income Attributable to CME Group	$236.7

Add: Market value adjustment of KCBT building, net of non-controlling interest	0.7

Less: Foreign exchange transaction gains	(12.0)

Add: Increases to tax reserves for uncertain tax positions (2012 and prior) and deferred tax expense for change in state and local apportionment factors less tax benefit accrued for domestic production activities deduction (2012 and prior), and income tax effect related to the KCBT building and foreign exchange transaction gains	24.9

Adjusted Net Income Attributable to CME Group	$250.3

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.71
Diluted	0.71

Adjusted earnings per Common Share Attributable to CME Group:
Basic	$0.75
Diluted	0.75

Weighted Average Number of Common Shares:
Basic	332,763
Diluted	334,674